                                                                      EX-99.A4.1

                              SUBLICENSE AGREEMENT
                              --------------------
                 (MidCap SPDRs to Sponsor of MidCap SPDRs Trust)

     This Sublicense Agreement is entered into as of this 1st day of November,
2005 (this "Sublicense Agreement"), by and among PDR SERVICES LLC (formerly PDR
Services Corporation), a Delaware limited liability company ("Sublicensee"), in its capacity as sponsor of the Standard & Poor's Depositary Receipts ("SPDR")
Trust, Series 1, a unit investment trust registered under the Investment Company
Act of 1940 and organized under the laws of the State of New York (the "MidCap
SPDRs Trust"), STATE STREET GLOBAL MARKETS, LLC, a Delaware limited liability company ("Licensee"), and STANDARD & POOR'S, a division of The McGraw-Hill
Companies, Inc., a New York corporation ("S&P").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, pursuant to that certain License Agreement dated as of September
19, 1994, as amended (the "Original License Agreement"), and as further amended and restated by Licensee and S&P on the date hereof (the "Restated License
Agreement"), S&P has granted Licensee a license to use the S&P Marks (as defined in the Restated License Agreement) in connection with the issuance, exchange trading, marketing and/or promotion of the specific Product described in
Appendix A attached hereto and incorporated herein;

     WHEREAS, in connection with the sponsorship of the MidCap SPDRs Trust,
Sublicensee wishes to use and refer to the S&P Marks;

     WHEREAS, Licensee, Sublicensee and the American Stock Exchange LLC, a
Delaware limited liability company ("AMEX"), have entered into (a) a Principal
Agreement, dated as of August 31, 2005 regarding, among other things, the assignment of the License Agreement to Licensee and (b) a Marketing Agreement,
dated as of the date hereof (the "Marketing Agreement") regarding, among other things, the appointment of Licensee as the exclusive marketing agent of the
MidCap SPDRs Trust; and

     WHEREAS, all capitalized and undefined terms used herein have the meanings assigned to them in the Restated License Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 1(e) of the
Restated License Agreement, the parties hereto agree as follows:

     1. Subject to the terms and conditions of the License Agreement, Licensee hereby grants to Sublicensee a non-exclusive and non-transferable sublicense
(which shall not be further sublicensable by Sublicensee) to use the S&P Marks for the term of the Restated License Agreement solely in connection with the exercise of its rights and the performance of its duties as sponsor of the
MidCap SPDRs Trust.

     2. This Sublicense Agreement shall terminate upon (a) a material breach by
Sublicensee of this Sublicense Agreement which remains uncured after Sublicensee has received notice from Licensee or S&P in accordance with the notice and cure periods provided in Section 6 below, (b) a material breach by Sublicensee or
AMEX of the Marketing Agreement which remains uncured after fifteen days from the date on which Sublicensee or AMEX, as the case may be, receives written notice of breach from Licensee, (c) Sublicensee no longer being sponsor of the
MidCap SPDRs Trust or (d) termination or expiration of the Restated License
Agreement.

     3. Sublicensee acknowledges that it has received and read a copy of the
Restated License Agreement. Sublicensee, on behalf of the MidCap SPDRs Trust, agrees to be bound by all of the provisions therein imposing any obligations on the Licensee but does not assume the obligations contained therein, except
Sublicensee does hereby assume (a) those obligations contained in Subsection
3(a) (payment to S&P of License Fees) and (b) the obligations in those provisions of Subsection 1(b) that require Licensee to fund some or all the
Litigation Costs incurred by S&P in connection with S&P's initiation of litigation against any securities market that is using the Exclusive S&P Marks to trade a product similar to the Product and (c) the indemnification obligations in Subsection 10(a)) insofar as such obligations arise out of or relate to the Product to be

                                      -2-

issued by the MidCap SPDRs Trust and described in Appendix A hereto, provided, however, that for (a) (b) and (c), Sublicensee shall not be required to make any payments whatsoever under this Sublicense Agreement or the Restated License
Agreement that are not reimbursable by the MidCap SPDRs Trust pursuant to the respective exemptive order from the U.S. Securities and Exchange Commission granting relief, among other things, from Section 26(a)(2)(c) of the Investment
Company Act of 1940, as amended.

     4. Sublicensee, on behalf of the MidCap SPDRs Trust, agrees that its obligations under the Restated License Agreement pursuant to Section 3 hereof are as a principal and shall be unaffected by any defense or claim that Licensee may have against S&P.

     5. This Sublicense Agreement shall be construed in accordance with the laws of New York State without giving effect to the principles of conflicts of laws.

     6. In the event of a material breach of this Sublicense Agreement by
Sublicensee, before the Sublicense Agreement may be terminated in accordance with Section 2(a) hereof, Sublicensee shall first have received both an Initial
Notice and a Final Notice and the notice period commencing upon receipt of the
Final Notice shall have expired. For purposes of this Sublicense Agreement, an
"Initial Notice" shall mean a written notice sent to Sublicensee in accordance with the provisions of Section 7 hereof which shall specify the nature of the alleged breach and will notify the Sublicensee that it has 15 days from receipt of the Initial Notice to cure such breach; and a "Final Notice" shall mean a written notice sent to Sublicensee in accordance with the provisions of Section
7 hereof notifying Sublicensee that the breach specified in the Initial Notice has not been cured, and will notify Sublicensee that it has 15 days from receipt of the Final Notice to cure such breach.

     7. All notices and other communications under this Sublicense shall be (i)
in writing, (ii) delivered by hand (with receipt confirmed in writing), by registered or certified mail (return receipt requested), or by facsimile transmission (with receipt

                                      -3-

confirmed in writing), to the address or facsimile number, with respect to the
Sublicensee, as set forth below, with respect to the Licensee and Dow Jones, as set forth in the Restated License Agreement, or to such other address or facsimile number as the parties shall specify by a written notice to the others, and (iii) deemed given upon receipt.

                              If to PDR Services LLC, to:

                              Corporate Secretary
                              American Stock Exchange LLC
                              86 Trinity Place
                              New York, New York 10006
                              Fax: (212) 306-5496

                              with copies to:

                              Neal Wolkoff, Chairman and Chief Executive Officer
                              American Stock Exchange LLC
                              86 Trinity Place
                              New York, New York 10006
                              Fax: (212) 306-1152

                              Stuart I. Friedman
                              Friedman, Wittenstein & Hochman
                              101 East 52nd Street
                              New York, New York 10022
                              Fax: (212) 223-8391

                            [SIGNATURE PAGE FOLLOWS]

                                      -4-

     IN WITNESS WHEREOF, the parties hereto have executed this Sublicense
Agreement as of the date first set forth above.

                                          PDR SERVICES LLC

                                          By: /s/ Clifford J. Weber
                                              ----------------------------------
                                          Name: Clifford J. Weber
                                                --------------------------------
                                          Its: Senior Vice President
                                               ---------------------------------

                                          STATE STREET GLOBAL MARKETS, LLC

                                          By: /s/ Vincent Manzi
                                              ----------------------------------
                                          Name: Vincent Manzi
                                                --------------------------------
                                          Its: Vice President
                                               ---------------------------------

                                          STANDARD & POOR'S, a division of The
                                          McGRAW-HILL COMPANIES, INC.

                                          By: /s/ Robert A. Shakotko
                                              ----------------------------------
                                          Name: Robert A. Shakotko
                                                --------------------------------
                                          Its: Managing Director, Index Services
                                               ---------------------------------

              [Signature page to MidCap SPDRs Sublicense Agreement]

                       APPENDIX A TO SUBLICENSE AGREEMENT
                       ----------------------------------

                               PRODUCT DESCRIPTION
                               -------------------

          Standard & Poor's MidCap Depositary Receipts ("MidCap SPDRs")
          -------------------------------------------------------------

1.   Description of a MidCap SPDR

     A MidCap SPDR is a security which gives the holder (buyer) an undivided interest in a portfolio of securities held by a Trustee Bank as an open-ended
Unit Investment Trust which is traded on a national securities market. MidCap
SPDRs are currently traded on the American Stock Exchange ("Exchange") in a manner similar to that of ordinary listed equity securities and may be purchased or sold at any time during the Exchange trading day. The trading symbol for
MidCap SPDRs is MDY. The sponsor of the MidCap SPDR Trust is PDR Services LLC, a wholly-owned subsidiary of the American Stock Exchange LLC. The Trustee Bank for
MidCap SPDRs is The Bank of New York. The distributor for MidCap SPDRs is ALPs
Distributors, Inc., a registered broker-dealer.

2.   Underlying Index

     The Standard and Poor's MidCap 400 Stock Price Index - the S&P MidCap 400 -
serves as the model for the underlying portfolio of stocks held by the Trustee
Bank. The S&P MidCap 400 is a broad-market index of 400 midcap stocks. The composition and weighting of securities held in the underlying stock portfolio closely mirror that of the S&P MidCap 400, following specific investment rules as set forth in the Prospectus.

     Accordingly, the price of a MidCap SPDR on the Exchange is expected to closely track the price levels of the S&P MidCap 400 over time.

3.   Dividends

     A MidCap SPDR holder receives a quarterly "Dividend Equivalent Amount" of cash corresponding to the cash dividends which accrue to the S&P MidCap 400 stocks in the underlying portfolio, less Trust expenses.

4.   MidCap SPDR Creation

     MidCap SPDRs are created on Exchange trading days in "Creation Unit" block sizes of 25,000 by the deposit of a portfolio of stocks together with a specified cash amount, as described below in the section entitled "Creation
Unit".

5.   MidCap SPDR Redemption

     MidCap SPDRs may be redeemed on Exchange trading days in "Creation Unit"
block sizes of 25,000 in exchange for the same portfolio of stocks and cash that correspond to MidCap SPDR creations.

6.   Creation Unit

     A "Creation Unit" is a block of 25,000 MidCap SPDRs which corresponds to a basket of securities designated by the Trustee to closely approximate the composition and weighting of the S&P MidCap 400 on the day of the request for creation, together with a specified Total Cash Amount Per Creation Unit. This specified Total Cash Amount Per Creation Unit includes:

     (1) the "Dividend Equivalent Amount" reflecting the accrued dividends of the stocks on deposit with the Trustee, ordinarily accrued for stocks with ex-dividend dates from the third Friday in March, June, September, and December through and including

the day of the request for creation or redemption, less accrued Trust expenses over the same period, plus (2) an adjusting dollar amount which assures that the total market value of the stock plus cash in the Creation Unit equals the Net
Asset Value of the Trust per Creation Unit outstanding at the market close on the day of the request for creation or redemption.

7.   Dividend Equivalent Amount

     The Dividend Equivalent Amount is the cash amount to be paid by the Trustee for each MidCap SPDR outstanding on MidCap SPDR record date. It includes a proportional amount of cash corresponding to the regular cash dividends (less accrued Trust expenses) for the stocks on deposit with the Trustee which have gone ex-dividend during each quarterly accrual period beginning on the third
Friday of March, June, September and December. A portion of the Dividend
Equivalent Amount may be characterized as a return of capital to reflect cash amounts deposited through creations.

8.   Trading Unit

     MidCap SPDRs trade on the American Stock Exchange in round lots of 100, with odd-lot trading permitted.

9.   Price Quotations

     MidCap SPDR prices are quoted in dollars in decimal format.

10.  Dividend Settlement

     The ex-dividend date for the quarterly dividend equivalent payment for
MidCap SPDRs is the third Friday of March, June, September, and December.
Dividend

Equivalent Amounts will ordinarily be paid quarterly on the last business day in
April, July, October, and January to all MidCap SPDR holders of record as of the fourth business day following the most recent ex-dividend date.

11.  Creation/Redemption Procedures with the Trustee

     The shares of component stocks in a Creation Unit will be determined by The
Bank of New York as Trustee on the evening preceding each trading day. Orders requesting the creation or redemption of 25,000 MidCap SPDRs or multiples thereof for the underlying basket of stock plus cash must be given before 4:00
p.m. NY time on any trading day following designated procedures which will be available from the Trust sponsor.

12.  Position Limits

     There are no position limits on MidCap SPDRs.

13.  Customer Margin

     It is anticipated that MidCap SPDRs will be treated as equity securities for margin purposes following the first 30 days in the customer's account.

14.  Trading Hours on the American Stock Exchange

     9:30 a.m. to 4:15 p.m. NY time, and available for the After-Hours Trading
Facility.

15.  Trading System

     Specialist/Registered Trader.

16.  Clearing

     MidCap SPDRs are Exchange-traded equity securities cleared through the
National Securities Clearing Corporation (NSCC).

17.  Settlement

     MidCap SPDR trades, as well as MidCap SPDR creation or redemption requests, settle in three business days. MidCap SPDRs are non-certificated (book entry only) equity securities held at The Depository Trust Company.

18.  Product Description

     Exchange Rule 1000, Commentary .01 requires delivery of a product description to each customer purchasing MidCap SPDRs not later than the time a confirmation of the first transaction is delivered to the purchaser.